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                                                           EXHIBIT NO. 99.10(b)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 64 to Registration No. 2-50409 under Form N-1A of our report dated December 21, 2006, relating to the financial statements and financial highlights of MFS Inflation-Adjusted Bond Fund, appearing in the Annual Report on Form N-CSR of MFS Series Trust IX for the year ended October 31, 2006, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Financial Statements" in the Statement of Additional Information, each of which is a part of such Registration Statement.


DELOITTE & TOUCHE LLP
--------------------------------
Deloitte & Touche LLP


Boston, Massachusetts
December 26, 2006